UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HARTE-HANKS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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HARTE-HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2012

As a stockholder of Harte-Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte-Hanks’ 2012 annual meeting of stockholders. The annual meeting will be held at the DoubleTree Hotel, 37 N.E. Loop 410, San Antonio, Texas 78216, on Wednesday, May 23, 2012, at 8:30 a.m. Central Time, for the following purposes:

1.	To elect two Class I directors, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as Harte-Hanks’ independent registered public accounting firm for fiscal 2012; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2012 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the online availability of our proxy materials. The enclosed proxy statement and our Form 10-K for the year ended December 31, 2011 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at www.proxyease.com/hhs/2012, which does not have “cookies” that identify visitors to the site.

Most stockholders have a choice of submitting a proxy (1) online, (2) by telephone, or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Robert L. R. Munden
Senior Vice President, General Counsel & Secretary

San Antonio, Texas

April 13, 2012

PROXY STATEMENT TABLE OF CONTENTS

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HARTE-HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2012

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the Board) of Harte-Hanks, Inc. for use at our 2012 annual meeting. In this proxy statement, references to “Harte-Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte-Hanks, Inc., unless the context of a particular reference provides otherwise. We refer to various websites in this proxy statement. Neither the Harte-Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2012 Annual Meeting Date and Location

Our 2012 annual meeting of stockholders will be held on Wednesday, May 23, 2012 at 8:30 a.m. (Central Time) at the DoubleTree Hotel, 37 N.E. Loop 410, San Antonio, Texas 78216, or at such other time and place to which the meeting may be adjourned or postponed. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 13, 2012.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 23, 2012

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials online. This proxy statement and our Form 10-K for the year ended December 31, 2011 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at www.proxyease.com/hhs/2012, which does not have “cookies” that identify visitors to the site.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of each of our proxy statement and annual report on Form 10-K per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of each of our proxy statement and annual report on Form 10-K to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report on Form 10-K at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.

Electronic Delivery Option

Instead of receiving future copies of these materials by mail, street-name stockholders may have the opportunity to receive copies of the proxy materials electronically. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service. In addition, the notice of annual meeting, proxy statement and annual report on Form 10-K are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Investors.”

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 30, 2012, at which time we had issued and outstanding 63,606,913 shares of common stock, which were held by approximately 2,225 holders of record. Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Record date stockholders are entitled to one vote for each share of common stock owned as of the record date. For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. Doug Shepard, our Executive Vice President and Chief Financial Officer, and Ms. Jessica Huff, our Vice President – Finance, Controller and Chief Accounting Officer, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable. For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies reflecting the Board’s recommendations, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors; and

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Proposal II (Ratification of the Appointment of Independent Auditors) — FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for fiscal 2012.

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all common stockholders are entitled to cast is necessary to constitute a quorum for the transaction of business at the annual meeting. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote, even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. Brokers will not have discretionary authority in the absence of timely instructions from their customers for proposal I, but brokers will have discretionary authority in the absence of timely instructions from their customers for proposal II.

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Proposal I (Election of Directors) — To be elected, each nominee for election as a Class I director must receive the affirmative vote of a plurality of the votes cast at the annual meeting, in person or by proxy. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

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Proposal II (Ratification of the Appointment of Independent Auditors) — Ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2012 requires the affirmative vote of the majority of the votes cast at the annual meeting, in person or by proxy. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, will not affect the outcome.

Submission of proposal II for ratification by the stockholders is not legally required. However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee. The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Telephone. You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

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Online. You may submit a proxy online using the website listed on the proxy card. Please have your proxy card in hand when you log onto the website. Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by the record holder.

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In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•	timely delivery of a valid, later-dated executed proxy card;

•	timely submitting a proxy with new voting instructions using the telephone or online voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•	filing an instrument of revocation received by the Secretary of Harte-Hanks, Inc. at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, by 5:00 p.m., Central Time, on Monday, May 22, 2012.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte-Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2011, including the financial statements and the financial statement schedules, if any, but not including exhibits, accompanies this proxy statement and will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte-Hanks, Inc., Attn: Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Our Form 10-K and the exhibits filed with it are also available on our website, www.harte-hanks.com under the heading “About Us” in the section for “Investors.” Our Form 10-K and the exhibits filed with it do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2011, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied, except that:

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Karen Puckett’s Form 4 filings reflecting her annual director stock grants of February 5, 2010 and February 5, 2011 were improperly coded and thus indicated that CenturyLink, Inc. (Ms. Puckett’s employer) was the recipient and reporting person. Corrective filings were made December 30, 2011.

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Christopher Harte failed to timely report a December 31, 2010, transaction involving a partnership through which he has indirect beneficial ownership of Harte-Hanks common stock. This transaction was reported March 24, 2011.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Position
David L. Copeland	56	Director (Class I)
William F. Farley	68	Director (Class II)
Larry D. Franklin	69	Director (Class II); Chairman, President and Chief Executive Officer
William K. Gayden	70	Director (Class II)
Christopher M. Harte	64	Director (Class I); Lead Director
Houston H. Harte	85	Director Nominee (Class III); Vice Chairman
Judy C. Odom	59	Director Nominee (Class III)
Karen A. Puckett	51	Director Nominee (Class III)
Douglas C. Shepard	44	Executive Vice President and Chief Financial Officer
Gary J. Skidmore	57	Executive Vice President and President, Direct Marketing
Robert L. R. Munden	43	Senior Vice President, General Counsel & Secretary
Michael P. Paulsin	49	Senior Vice President and President, Shoppers
Jessica M. Huff	51	Vice President – Finance, Controller and Chief Accounting Officer

Class I directors are to be elected at our 2012 annual meeting. Messrs. David L. Copeland and Christopher M. Harte are nominees for election as Class I directors. The term of Class II directors expires at the 2013 annual meeting of stockholders, and the term of Class III directors expires at the 2014 annual meeting of stockholders.

David L. Copeland has served as a director of Harte-Hanks since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its president. Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company. Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company. We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares. Mr. Copeland, a certified public accountant and a chartered financial analyst, qualifies as a financial expert on our audit committee.

William F. Farley has served as a director of Harte-Hanks since 2003. Currently, he is a principal with Livingston Capital, a private investment business he started in 2002. Since 2005, he has served on the board of trustees for Blue Cross Blue Shield of Minnesota and is a member of their human resources committee along with being the chair of the investment committee. He served as chairman and chief executive officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as chairman and chief executive officer of Kinnard Investments, a financial services holding company, from 1997 to 2000. From 1990 to 1996, he served as vice chairman of U.S. Bancorp, a financial services holding company.

We believe that Mr. Farley’s qualifications for our board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer. We believe he provides important perspectives on financial markets, complex securities and financial and economic trends, as well as a broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Larry D. Franklin serves as our Chairman of the Board and, since January 2009, also serves as our President and Chief Executive Officer. Mr. Franklin joined Harte-Hanks in 1971, has been a director since 1974, and was previously our Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005. Mr. Franklin also has served in a variety of other management and leadership roles at Harte-Hanks, including as Chief Financial Officer and Chief Operating Officer. From 1994 to 2005, he was a director at John Wiley and Sons, a global publisher, serving on the governance committee and as audit committee chairman.

Mr. Franklin’s qualifications for our board include his demonstrated leadership skills as our Chief Executive Officer and in his various other roles with Harte-Hanks, including as our former Chief Financial Officer and Chief Operating Officer. He is highly experienced in driving operational and financial performance at Harte-Hanks as both a private and public company in a number of economic market conditions.

William K. Gayden has served as a director of Harte-Hanks since 2001. He is chairman and chief executive officer of Merit Energy Company, a private firm specializing in direct investments in oil and gas producing properties, which he formed in 1989. From 1998 to 2004 he served as a director of Perot Systems Corporation, an international technology services provider. He spent twenty years at Electronic Data Systems holding many senior positions and was on the board of directors from 1972 to 1984.

We believe that Mr. Gayden’s qualifications for our board include his extensive leadership and prior director experience of large complex organizations that experienced rapid growth both organically and from acquisitions. In addition, we believe that he provides an experienced entrepreneurial perspective having founded Merit Energy Company, and that his experience in senior leadership roles at companies with international operations can serve us well.

Christopher M. Harte has served as a director of Harte-Hanks since 1993, and is our current Lead Director. He is a private investor. He was chairman and subsequently publisher of the Minneapolis Star Tribune from March 2007 through September 2009. The Minneapolis Star Tribune entered bankruptcy in January 2009 and emerged from bankruptcy in September 2009. He had previously been president and publisher of Knight-Ridder newspapers in State College, Pennsylvania and Akron, Ohio, and later president of the newspaper in Portland, Maine. He serves as a director of Geokinetics, Inc., a provider of three-dimensional seismic acquisition services to U.S. and international oil and gas businesses. He was a director of Crown Resources Corporation from 2002 until its merger with Kinross Gold Corporation in 2006. Mr. Harte is the nephew of director Houston H. Harte.

We believe that Mr. Harte’s qualifications for our board include his extensive experience in managing, investing in and serving on the board of directors of a number of media companies in various segments of the media industry. Also, he offers the perspective of a seasoned board member having served on our board of directors when it was a private company and a public company.

Houston H. Harte has served as a director of Harte-Hanks since 1952 and served as Chairman of the Board from 1972 until May 1999. Since May 1999, Mr. Harte has served as Vice Chairman of the Board of Harte-Hanks. Mr. Harte is the uncle of director Christopher M. Harte.

We believe that Mr. Harte’s service on our board for over fifty-five years provides us with invaluable historical perspective and experience in various economic climates. In addition, he has witnessed our evolution from a newspaper holding company to a traditional media company and finally to our present targeted marketing operations, and thus brings valuable insights on industry transformations driven by technological change.

Judy C. Odom has served as a director of Harte-Hanks since 2003. Since November 2002, she has also served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company. She served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005. From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

We believe that Ms. Odom’s qualifications to serve on our board include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Her experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience. As a partner in an international accounting firm she supervised audits of many companies in various industries.

Karen A. Puckett has served as a director of Harte-Hanks since 2009. Ms. Puckett is currently an executive vice president and chief operating officer with CenturyLink, Inc., and has served as CenturyLink’s chief operating officer since 2000. CenturyLink is a leading provider of communications, high-speed internet and entertainment services in small-to-mid-size cities through its broadband and fiber transport networks.

We believe that Ms. Puckett’s qualifications for our board include her perspective of an active chief operating officer based on her leadership experience at CenturyLink, Inc., the third largest local exchange telephone company operating in 37 states. In addition, she recently helped lead CenturyLink’s combination with Qwest Communications International, Inc. We believe her involvement in the transformation of CenturyLink gives her broad perspective on all aspects of growing businesses.

Douglas C. Shepard has served as our Executive Vice President and Chief Financial Officer since December 2007. From September 2006 to December 2007, he served as chief financial officer and treasurer of Highmark’s vision holding company, HVHC Inc. From November 2004 to December 2007, he served as the executive vice president, chief financial officer, treasurer and secretary of Eye Care Centers of America, Inc. (“ECCA”). From March 1997 to November 2004, he served as ECCA’s vice president of finance and controller. Mr. Shepard joined ECCA in March 1995. Prior to his employment with ECCA, Mr. Shepard served at a publicly traded restaurant company and at Deloitte & Touche, LLP.

Gary J. Skidmore has served as our Executive Vice President and President, Direct Marketing since August 2007, with responsibility for our entire Direct Marketing division. From January 2007 to August 2007, he served as Executive Vice President,

Direct Marketing, where he had responsibility for a portion of our Direct Marketing business units. From 2000 to January 2007, he served as Senior Vice President, Direct Marketing. He previously served as our Vice President, Direct Marketing. He has been with Harte-Hanks since 1994.

Robert L. R. Munden joined the company in April 2010 as our Senior Vice President, General Counsel and Secretary. From April 2005 through March 2010, Mr. Munden served as vice president and corporate counsel of Safeguard Scientifics, Inc., a NYSE-listed company. From June 2002 through April 2005, he served as corporate counsel, North America for Taylor Nelson Sofres, a market research company (now a division of WPP PLC). From November 1999 through December 2001, Mr. Munden served as vice president, general counsel and secretary of Naviant, Inc., an internet marketing and database services firm. Prior to his employment with Naviant, Mr. Munden was an associate with the law firm Brobeck, Phleger & Harrison, and an armor and cavalry officer in the U.S. Army.

Michael P. Paulsin has served as our Senior Vice President and President, Shoppers since September 2011, with responsibility for our entire Shoppers division. From April 2007 to August 2011, he served as Vice President and President, California Shoppers. He previously served in a variety of financial and leadership positions with Shoppers beginning in 1988.

Jessica M. Huff has served as our Controller since 1996. In 1999, she was also named Chief Accounting Officer. In 2003, she was also named Vice President, Finance. Prior to joining Harte-Hanks, she was corporate manager of financial planning at SBC Communications. Ms. Huff also spent eight years with Ernst & Young and three years as controller and vice president of a financial institution.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance corporate governance at Harte-Hanks and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures at our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.” Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte-Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

Attention: Secretary

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions. Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met four times and acted by unanimous written consent three times during 2011. In 2011, each director participated in all Board meetings, as well as each meeting of a Board committee of which he or she was a member.

The Board has separately designated standing Audit, Compensation and Governance Committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Compensation Committee	Governance Committee
David L. Copeland	Yes	Chair (2)
William F. Farley	Yes	Member (2)	Member
Larry D. Franklin	No
William K. Gayden	Yes		Member	Member
Christopher M. Harte	Yes	Member		Chair
Houston H. Harte	No
Judy C. Odom	Yes		Chair	Member
Karen A. Puckett	Yes		Member
Number of Meetings in 2011		8	4	3
Number of Written Consents in 2011		0	0	0

(1)	The Board has determined that the director is independent as described under “Independence of Directors.”

(2)	The Board has determined that the director is an audit committee financial expert as described under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.”

•

Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•

Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•

Governance Committee — The primary functions of the Corporate Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Governance Committee is responsible for managing the process for the nomination of new directors. The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte-Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte-Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs. Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to the problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company. The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees. However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.

The Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Our by-laws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2013 Annual Meeting” and in our by-laws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Annual questionnaires are used to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) David L. Copeland, (2) William F. Farley, (3) William K. Gayden, (4) Christopher M. Harte, (5) Judy C. Odom and (6) Karen A. Puckett, in each case in accordance with applicable federal securities laws and the rules of the NYSE. The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte-Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte-Hanks. The Board further determined that (i) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, each such non-employee director is financially literate and, where applicable, certain of such directors are “audit committee financial experts” as such term is defined in the applicable SEC rules.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making its most recent independence determinations, the Board considered the following matters with respect to Mr. Copeland and Ms. Puckett and determined that they do not constitute material relationships with Harte-Hanks or otherwise impair their independence as members of the Board or any of its committees, including the Audit Committee:

•

As previously disclosed in our 2011 proxy statement, Mr. Copeland’s son is a member of the transaction services group of KPMG LLP, our independent registered public accounting firm. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transaction services group and whether there was any relation to KPMG’s audit or tax compliance groups. As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transaction services group is a separate and distinct group from KPMG’s audit and tax compliance practice groups. Accordingly, based on the nature of the services provided by the transaction services group and the fact that Harte-Hanks has not purchased such transaction services from KPMG, this matter was not deemed to constitute a material relationship with Harte-Hanks.

•

As disclosed in our 2011 proxy statement and further in this proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of approximately 8.6% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee. Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte-Hanks.

•

As previously disclosed in our 2011 proxy statement, Ms. Puckett serves as an executive officer of CenturyLink, Inc., which is both a client and a vendor of the company. Partly owing to the acquisition of Qwest Communications International, Inc. by CenturyLink during 2011, the value of commercial transactions between CenturyLink and us increased in 2011: CenturyLink purchased or licensed approximately $1.5 million of software, data and services from our Trillium Software and Data Services business units, and we purchased approximately $400,000 telecommunications services from CenturyLink, all in the ordinary course of business. Ms. Puckett is not compensated directly or indirectly as a result of these transactions other than that the company’s payments to CenturyLink add to the overall revenue of CenturyLink. Moreover, Ms. Puckett did not actively participate in negotiating or consummating the terms of the applicable transactions between the company and CenturyLink and did not have any direct or indirect material interest in such transactions.

Board Leadership Structure

As previously mentioned, six of our eight Board members are independent directors. Mr. Franklin serves as our Chairman of the Board and since January 2009, he has served as our CEO and President. Mr. Franklin has been a member of the Board since 1974. The non-management and independent members of the Board meet in executive session outside the presence of management directors at every regular meeting of the Board, and as-needed at special meetings. We believe the number of independent, experienced directors that make up our Board benefits the company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is appropriate for us because it demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership. We believe Harte-Hanks, like many other U.S. companies, has been well-served by this leadership structure.

The Board has adopted a Lead Director Policy for the company, and elected Christopher M. Harte as Lead Director. The Lead Director Policy provides that:

•

the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and CEO, with a view to ensuring significant independent oversight of management;

•

when the Chairman of the Board is also the CEO, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director, such director to serve in such role for a one-year term;

•	at each regular meeting of the Board, the independent directors shall meet in executive session; and

•

the Lead Director shall have the following powers and duties (1) presiding over all meetings of the Board at which the Chairman of Board is not present, (2) presiding over executive sessions of independent and/or non-management directors, (3) calling meetings of the independent directors, and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte-Hanks and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management. If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board. If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions. If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year. The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board. If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions. Our current Chairman, Mr. Franklin, has also served as our President and CEO since January 2009.

Risk Oversight

Our Board is responsible for overseeing the risk management process. The Board focuses on our general risk management strategy and the most significant risks we face (such as information security and data protection), and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements. The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our Audit Committee monitors risks relating to our financial controls and reporting. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Management is responsible for day-to-day risk management. Our finance, treasury, general counsel and internal audit departments serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that David L. Copeland, William F. Farley and Christopher M. Harte, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Copeland and Farley each further qualifies as an audit committee financial expert, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to: Board of Directors – Stockholder Communication, Harte-Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216. Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming he reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Audit Committee, Harte-Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216, in an envelope labeled “To be opened by the Audit Committee only. Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend. All directors except Ms. Puckett attended the 2011 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our CEO and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Corporate Governance.” In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and Controller, by posting such information on our website (www.harte-hanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte-Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte-Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte-Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte-Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte-Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our CEO and CFO have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2011. In addition, our CEO submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 3, 2011.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our “named executive officers,” which, for purposes of this proxy statement, refers to the six executive officers included in the Summary Compensation Table below in this proxy statement, (2) each current Harte-Hanks director and each nominee for director, and (3) all current Harte-Hanks directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Harte-Hanks to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of March 30, 2012. As of March 30, 2012, there were 63,606,913 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Houston H. Harte	6,609,780	10.4%
Larry D. Franklin (2)	5,724,639	9.0%
David L. Copeland (3) (4)	5,455,227	8.6%
Pzena Investment Management LLC (5)	4,511,886	7.1%
Fiduciary Management, Inc. (6)	4,063,585	6.4%
BlackRock, Inc. (including subsidiaries) (7)	3,942,451	6.2%
Janus Capital Management LLC (8)	3,740,035	5.9%
FMR LLC (9)	3,360,000	5.3%
Heartland Advisors, Inc. (10)	3,177,040	5.0%
Christopher M. Harte (11) (4)	1,003,231	1.6%
Peter E. Gorman (12)	460,295	*
Gary J. Skidmore (13)	404,976	*
Michael P. Paulsin (14)	190,565	*
Douglas C. Shepard (15)	157,990	*
William K. Gayden (4)	112,596	*
Jessica M. Huff (16)	111,598	*
William F. Farley (4) (17)	66,088	*
Judy C. Odom (4)	50,417	*
Robert L. R. Munden (18)	36,170	*
Karen A. Puckett (19)	26,585	*
All Current Executive Officers and Directors as a Group (14 persons) (20)	19,996,757	31.4%

*	Less than 1%.

(1)	The address of (a) Pzena Investment Management LLC is 120 West 45th Street, 20th Floor, New York, New York 10036, (b) Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, Wisconsin 53202, (c) BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, (d) (j) Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206, (e) FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109, (f) Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202, and (g) each other beneficial owner is c/o Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

(2)	Includes 150,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 19,483 shares of stock subject to certain restrictions until February 2013; 54,419 shares of stock subject to certain restrictions until February, 2014; 9,333 shares of stock subject to certain restrictions until February 2012; 1,448,560 shares held in trusts for Mr. Franklin, his wife and children; 221,264 shares held by his spouse; and the following shares to which he disclaims beneficial ownership: (a) 3,258,558 shares owned by eight trusts for which he serves as co-trustee and holds shared voting and dispositive power, and (b) 50,305 shares owned by the Franklin Family Foundation, of which he is one of four directors.

(3)	Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 44,200 shares held as custodian for unrelated minors, (b) 2,041,071 shares that are owned by 22 trusts for which he serves as trustee or co-trustee, (c) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (e) 3,062,465 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(4)	Includes 13,400 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 7,236 shares of stock subject to certain restrictions until February 2013; 3,036 shares of stock subject to certain restrictions until February 2014; and 1,682 shares of stock subject to certain restrictions until February 2015.

(5)	Represents shares held by investment advisory clients of Pzena Investment Management LLC (“Pzena”), no one of which to the knowledge of Pzena owns more than 5.0% of the class. Of such shares, Pzena has sole voting power as to 3,728,327 shares and sole dispositive power as to all shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on February 10, 2012.

(6)	Represents shares held by investment advisory clients of Fiduciary Management, Inc. (“Fiduciary”), no one of which to the knowledge of Fiduciary owns more than 5.0% of the class. Includes 7,400 shares as to which Fiduciary has shared voting and dispositive power. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on February 10, 2012.

(7)	Represents shares held by investment advisory clients of BlackRock, Inc.’s (“BlackRock”) investment advisory subsidiaries (BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited), no one of which to the knowledge of BlackRock owns more than 5.0% of the class. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on February 13, 2012.

(8)	Represents shares held by investment advisory clients of entities in which Janus Capital Management LLC (“Janus Capital”) holds a majority interest (INTECH Investment Management and Perkins Investment Management LLC), and no one of which (to the knowledge of Janus Capital) owns more than 5.0% of the class. Janus Capital shares voting and dispositive power with respect to all such shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 14, 2012.

(9)	Represents shares held Fidelity Low-Priced Stock Fund, of which Fidelity Management & Research Company (a subsidiary of FMR LLC) serves as investment advisor. FMR LLC has no voting power (but does have dispositive power ) with respect such shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 14, 2012.

(10)	Represents shares that may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by (1) Heartland Advisors, Inc. (“Heartland”) by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, by virtue of his control of Heartland. Mr. Nasgovitz disclaims beneficial ownership of such shares. To the best of Heartland’s knowledge, no account owns more than 5.0% of the class. Heartland shares voting and dispositive power with respect to all such shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 10, 2012.

(11)	Includes 768,939 shares held by Spicewood Family Partners, Ltd., of which he is the sole general partner with exclusive voting and dispositive power over all the partnership’s shares, and the following shares to which he disclaims beneficial ownership: (a) 450 shares owned indirectly by his wife, (b) 300 shares held as custodian for Mr. Harte’s step-children and child, (c) 26,779 shares held by trusts for which Mr. Harte and his wife serve as co-trustees, and (d) 120,001 shares held by other trusts for which Mr. Harte serves as a co-trustee.

(12)	Includes 432,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days; and 27,795 shares held in a family trust.

(13)	Includes 323,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 15,006 shares of stock subject to certain restrictions until February 2013; 17,416 shares of stock subject to certain restrictions until February 2014; 4,000 shares of stock subject to certain restrictions until February 2015; and 6,318 shares held in trusts for the benefit of Mr. Skidmore’s adult children and for which his brother serves as trustee.

(14)	Includes 161,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 8,333 shares of stock subject to certain restrictions until February 2013; and 6,334 shares of stock subject to certain restrictions until February 2014; and 4,000 shares of stock subject to certain restrictions until February 2015.

(15)	Includes 115,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 9,533 shares of stock subject to certain restrictions until February 2013; and 9,534 shares of stock subject to certain restrictions until February 2014; and 5,000 shares of stock subject to certain restrictions until February 2015.

(16)	Includes 90,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 4,333 shares of stock subject to certain restrictions until February 2013; and 7,322 shares of stock subject to certain restrictions until February 2014; and 1,000 shares of stock subject to certain restrictions until February 2015.

(17)	Includes 124 shares owned indirectly by Mr. Farley’s spouse, as to which beneficial ownership is disclaimed.

(18)	Includes 13,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 7,525 shares of stock subject to certain restrictions until February 2013; 2,000 shares of stock subject to certain restrictions until April 2013 and 7,334 shares of stock subject to certain restrictions until February 2014; and 4,000 shares of stock subject to certain restrictions until February 2015.

(19)	Includes 7,236 shares of stock subject to certain restrictions until February 2013; 3,036 shares of stock subject to certain restrictions until February 2014; and 1,682 shares of stock subject to certain restrictions until February 2015.

(20)	Includes 1,352,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 265,639 shares of stock subject to certain restrictions until various times in 2013, 2014 and 2015 as noted above. Includes 8,804,753 shares as to which the current executive officers and directors disclaim beneficial ownership, as described in the preceding footnotes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2011. This CD&A provides qualitative information concerning how 2011 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2011 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement. Certain information regarding our 2010 and 2012 compensation determinations and policies is also included to the extent we believe it provides helpful context for our discussion of 2011 executive compensation. “Committee,” within this CD&A, means the Compensation Committee of the Board. Our “executive officers” are our senior executives who are listed above under the heading “Directors and Executive Officers.” Our “named executive officers” listed in the Summary Compensation Table and other compensation tables that follow are listed below, and are drawn from executive officers who served in 2011:

•	Larry Franklin — Chairman, President and Chief Executive Officer;

•	Doug Shepard — Executive Vice President and Chief Financial Officer;

•	Gary Skidmore — Executive Vice President and President, Direct Marketing;

•	Robert Munden — Senior Vice President, General Counsel and Secretary;

•	Mike Paulsin — Senior Vice President and President, Shoppers; and

•	Pete Gorman — former Executive Vice President and President, Shoppers (retired August 31, 2011).

Executive Summary

We seek to design and implement executive compensation programs that align our executives’ interests with those of our stockholders, while avoiding the encouragement of unnecessary or excessive risk-taking. In 2011, our total direct compensation program for our named executive officers consisted of base salary, annual cash incentives based on pre-established goals, and long-term incentives consisting of grants of stock options, restricted stock and performance awards.

In 2011, the company’s strategy focused on revenue growth and profitability improvement. Despite modest (if uneven) improvements in the economy the company reported decreases in operating revenue (1.1%), operating income (17.2%), net income (17.5%) and diluted earnings per share (16.7%) in fiscal 2011 over fiscal 2010; our stock price decreased 28.8%.

In late 2010 and early 2011, the Committee conducted a comprehensive review of its executive compensation programs and practices. The Committee engaged Meridian Compensation Partners (“Meridian”) in the fall of 2010 to assist with this review. Based on the review and the Committee’s desire to further align the company’s executive compensation programs with stockholders and emerging best practices, the Committee approved changes for 2011, including:

•	a compensation philosophy targeting executives’ total direct compensation at the 50th percentile rather than between the 50th and 75th percentiles of our peer group;

•

a long-term incentive grant approach using stock options and two types of stock awards (one vesting over time — “restricted stock,” the other vesting based on pre-established performance goals — “performance awards”), with a majority of grant value placed in performance-based awards;

•

reinstatement of stock ownership guidelines for executive officers, including the named executives (consistent with the new policy, the Committee increased Mr. Franklin’s ownership guideline from 400% to 500% of his annual base salary); and

•

amendments to our change in control severance agreements with our executive officers in order to, among other things, eliminate all tax “gross-up” features and single-triggers for severance, expand the definitions of “cause”, and other changes to bring the agreements more in line with market practices and best corporate governance standards.

Based on the economic environment, the company’s performance in 2010, and the Committee’s revised compensation philosophy and objectives, the Committee approved the following compensation decisions for the named executive officers in 2011:

•	base salaries for 2011 would increase for Messrs Franklin (to $500,000), Shepard (to $335,000) and Munden (to $275,000) to bring them closer to the 50th percentile of our peer group;

•

bonus payments consistent with our performance relative to pre-established goals set by the Committee in January 2011; as discussed further below, actual payouts as a percent of each named executives’ maximum bonus opportunity for 2011 ranged from 5% to 35%; and

•

grants of stock options, restricted stock and/or performance awards for all named executives to support our focus on stockholder alignment, reflecting an emphasis on performance-based awards and an overall mix favoring long-term incentives.

At our 2011 annual meeting, over 99% of stockholders casting a vote on the proposal approved (on an advisory basis) the 2010 compensation of our named executive officers. The Committee will consider this as a factor confirming its general practices when making its 2012 compensation determinations. Additionally, because a majority of stockholders approved (on an advisory basis) a three-year frequency for holding advisory votes on named executive officer compensation, the Board determined that it will hold an advisory vote on the compensation of the company’s named executive officers at three-year intervals.

The remainder of this CD&A provides further detail on the compensation philosophy, process and decisions for 2011.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•

Attract and Retain Top Talent — Attract and retain high-performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies, competitors or companies in the same market for executive talent.

•

Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company, business unit (for certain executive officers, as appropriate) and individual performance on both a short-term and long-term basis.

•

Place Significant Portion of Pay At Risk — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation at risk, such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and restricted stock with vesting dependent upon company performance) or our stock price appreciates (for example, stock options).

•

Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As an integral part of our compensation philosophy and objectives, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company. We believe our compensation philosophy has assisted in achieving our goals. The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy. The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2011 compensation for each of our named executive officers. Our 2011 compensation philosophy is consistent for all of our executive officer positions, and was generally consistent with the philosophy for our 2010 compensation program, with some changes as noted in the Executive Summary based on the Committee’s consideration of Meridian’s report.

Elements of 2011 Executive Compensation Program

The following table highlights the elements of our 2011 executive compensation program and the primary purpose of each element. The overall 2011 compensation elements are consistent with our 2010 executive compensation program elements. The elements are also generally consistent for all of our executive officer positions. Each element is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Form
Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance	Cash

Annual Incentive Compensation (or “bonus”)	Annual incentive to drive company and, where applicable, business unit performance	Cash

Bonus Restricted Stock Elections	Encourage greater stock ownership by executive officers by allowing each to elect to receive up to 30% of their bonus in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock	Restricted stock

Element	Objectives and Basis	Form
Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation	Stock options, restricted stock and performance awards

Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits	Automobile allowances and death benefits

Pension and Retirement	Provide our executives with a competitive retirement income program to supplement savings through our 401(k) plan	Participation and vesting in our non-qualified pension restoration plan

Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change in control scenarios	Cash severance, equity vesting and COBRA reimbursement

Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match

Non-Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Participation in our non-qualified deferred compensation program

Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits	Same benefit made generally available to our employees to participate in health and welfare plans

Consistent with past practice, for 2011 the Committee modified the bonus restricted stock program for Mr. Franklin such that he was eligible to elect to receive all of any 2011 cash bonus as bonus restricted stock, but only receive 100% (versus 125% for other executives) of such value in such shares of restricted stock.

Compensation Committee

The Committee currently consists of Judy C. Odom (Chair), William F. Farley, William K. Gayden and Karen A. Puckett. The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE. Each Committee member is also considered to be an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3. Each member of the Committee either currently serves, or has served, as a senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

The Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of the company’s equity incentive plans, with the goals of (1) supporting the company’s business objectives, (2) attracting, motivating and retaining high quality leadership, and (3) linking compensation with business objectives and performance. In accordance with its charter and NYSE rules, the Committee’s responsibilities include the following:

•

reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	making recommendations to the Board with respect to non-CEO officer compensation, and incentive-compensation and equity-based plans that are subject to board approval;

•

assisting the Board by (i) evaluating potential candidates for officer positions, (ii) recommending terms for the hiring, promotion and severance of officers, and (iii) overseeing the development of officer succession plans;

•

participating with management in reviewing the annual goals and objectives with respect to compensation for the company’s officers and, to the extent the Committee deems necessary or appropriate, other key employees of the company or its subsidiaries (collectively, “Principal Executives”);

•

periodically (but no less frequently than annually) evaluating the performance of the Principal Executives in light of established goals and objectives and, based upon this evaluation and any compensation recommendations for the Principal Executives made by the CEO, approve or (in the case of officers, and as directed by the Board) making recommendations to the Board with respect to the compensation for the Principal Executives; and

•

periodically (but no less frequently than annually) evaluating the competitiveness of the company’s executive compensation program in reference to its peers and broader trends, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, considering (among other things) the company’s performance and relative stockholder return, the value of similar incentive awards to similarly situated executives at comparable companies, and the awards given to such person in prior years.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate. However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. No subcommittees were formed or met in 2011. The Committee has delegated to our CEO limited stock option grant authority, principally used for non-officer new hires and promotions. You may view the Committee’s full charter in the corporate governance section of the company website.

The Committee meets in executive session as it deems appropriate to review and consider executive compensation matters without the presence of our executive officers. These executive sessions frequently include other non-employee directors. The Committee met in executive session with other non-employee directors at its January 2011 regular meeting, which is the meeting when the Committee made its annual 2011 executive compensation determinations.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who also may be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process. Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Mr. Franklin, our Chairman, President and CEO, participated in the Committee’s executive compensation processes throughout 2011 and assisted the Committee and regularly attended Committee meetings, other than executive sessions. Mr. Franklin provided his perspective to the Committee regarding executive compensation matters generally and the performance of the executive officers reporting to him. He also presented recommendations to the Committee on the full range of annual executive compensation decisions, including (1) annual incentive bonus plan structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, bonus opportunity targets and equity grants.

At the Committee’s January 2011 meeting, Mr. Franklin presented the Committee with specific 2011 compensation recommendations for the compensation amounts and elements of all executive officers other than himself. Although Mr. Franklin did not make formal recommendations regarding his own compensation, he did respond to the Committee’s request for his views by expressing that internal pay equity should be addressed so that he would have a base salary at least equal to the highest of the officers reporting to him. The Committee made final decisions about each officer’s 2011 compensation without the applicable executive officer being present, taking into account Mr. Franklin’s recommendations and views.

Compensation Consultants

The Committee believes that engaging a consultant on a periodic basis is more appropriate than having recurring or annual engagements. In the fall of 2010, the Committee engaged an outside compensation consultant (Meridian) to assist the Committee with its evaluation and determinations for our 2011 executive compensation program, as well as to conduct a comprehensive evaluation of our compensation philosophy, policies and practices for executive officers and other executive positions, including:

•	a review of the peer group of companies used for benchmarking executive compensation, taking into account input from the Committee;

•

an analysis of total direct compensation, and the individual components of total direct compensation, for each of our executive positions and assess how target and actual compensation positioning to the market (based on compensation data from the peer group and broad market survey data) aligned with Harte-Hanks’ compensation philosophy and objectives;

•

recommendations of specific improvements for ensuring that compensation remains aligned with the goal of enhancing stockholder value through competitive programs which allow the company to attract, properly motivate and retain key executives who will contribute to Harte-Hanks’ long-term success; and

•	advice and recommendations regarding best practices and compensation trends, for consideration by the Committee in its 2011 compensation decisions for the CEO and other executive officers.

Meridian was engaged by and reported directly to the Committee, using information provided by management and gathered from proxy statements, other public information and proprietary surveys. Meridian was not separately engaged by our management, but did provide to management corresponding evaluations of selected non-executive officer positions and compensation policy and practice matters. The company has no relationship with Meridian (other than the relationship undertaken by the Committee), and therefore the Committee believes that Meridian is independent.

In January 2011, the Committee made its 2011 annual executive compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors. The Committee engaged Meridian again in 2011 to assist in the Committee’s 2012 executive compensation determinations, but has not yet determined whether it will engage an outside consulting firm during 2012 for the Committee’s 2013 executive compensation determinations.

Principal Factors That Influenced 2011 Executive Compensation

When making its 2011 compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value. The Committee did not use formulas, rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered. Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations in addition to the specific formula-based performance criteria established in our annual incentive plan and long term incentive performance awards. In establishing the individual elements and amounts of 2011 executive compensation, the principal factors taken into consideration by the Committee included the following:

•

competitive market data to assess how our executive pay levels compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with then-current market data provided by Meridian;

•

recommendations and input from non-Committee members of the Board, including our Chairman, Mr. Franklin (who also serves as our President and CEO), with regard to base salary proposals, long-term incentive awards, individual executive officer performance and related matters;

•

recent company performance compared to our financial (earnings per share, operating income and revenues) and operational expectations for our company as a whole, and for our Shoppers and Direct Marketing businesses individually;

•

a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible;

•	CEO succession planning considerations;

•	providing competitive compensation to reflect new or expanded roles for some of our executives;

•

retention considerations in light of a recent history of relatively low bonus payouts to executive officers based on recent company performance, and reduced historical equity compensation values because of fluctuating stock price and recent earnings per share performance;

•	continuing restructuring efforts that were anticipated to result in continued significant additional work commitments by our executive officers;

•	individual officer compensation history, including stock options and other equity awards in prior years and value realized from prior equity awards;

•	internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Harte-Hanks and considering the relative importance of a particular position to Harte-Hanks); and

•

tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under Section 162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (SFAS 123R), and the impact of Section 409 relating to non-qualified deferred compensation.

Tally Sheets

To assist the Committee in making its 2011 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change in control or other termination events. The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive. The tally sheets illustrate, for each executive officer: (1) values for cash compensation (base pay, bonus and automobile allowance) for the current year under consideration and each of the past two years; (2) modeled values for long-term incentive awards (options, restricted stock and performance awards) for the current year under consideration and each of the past two years; (3) salary continuation benefits (similar in effect to life insurance benefits); (4) estimated pension benefits upon retirement; (5) actual realized and estimated future values for previous equity compensation awards; (6) stock ownership guideline compliance; and (7) estimated amounts the executive could realize upon a change in control or other termination of employment pursuant to the executive’s severance agreement. For comparison purposes, the tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; At Risk Versus Fixed

We believe a mixture of both long-term (equity) and short-term (cash) compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives. The following chart shows the split of 2011 compensation for our named executive officers between equity and cash:

2011 Cash Versus Equity Compensation for Named Executive Officers (1) (2) (3)

(1)	This chart was created using the sum of the amounts in columns (c) (salary) and (g) (non-equity incentive plan compensation) from the Summary Compensation table below as the amount of 2011 cash compensation, and using the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below as the amount of 2011 equity compensation, excluding the value of bonus restricted stock grants (which related to 2010 compensation and performance, even though they were granted in 2011).

(2)	For our individual named executive officers, their 2011 cash to equity compensation ratios (calculated as described in footnote (1) above) were approximately as follows: Franklin — 42% cash / 58% equity (see note (3) below); Shepard — 48% cash / 52% equity; Skidmore — 63% cash / 37% equity (see note (3) below); Munden – 49% cash / 51% equity; Paulsin — 60% cash / 40% equity; Gorman — 44% cash / 56% equity. Individual circumstances and other factors, such as mid-year promotions, start dates, departure dates and volatility in our stock price, may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability.

(3)	For 2011, Mr. Franklin elected to receive all of his incentive compensation in the form of bonus restrictive stock, and Messrs. Skidmore and Munden elected to receive some of their incentive compensation in the form of bonus restricted stock. As a consequence, for compensation actually earned in 2011, Mr. Franklin received 38% in cash / 62% in equity, Mr. Skidmore received 57% in cash / 43% in equity, and Mr. Munden received 49% cash / 51% in equity. Furthermore, Mr. Franklin deferred 100% of his salary (which represented the cash portion of the foregoing ratio) pursuant to our deferred compensation program.

The Committee also believes that a substantial portion of the potential cash compensation (the sum of base salary and the potential annual incentive compensation) should be “at risk” or variable and, therefore, subject to meeting financial performance criteria. In 2011, as shown below, well over half of the potential cash compensation (assuming a maximum bonus payout) for the named executive officers was “at risk.”

The Committee also reviewed the compensation risks associated with the pay mix of its executive officers, and in that context considers risk as well as motivation when establishing performance criteria and compensation structures. For 2011, the Committee reviewed the company’s incentive compensation plans to determine whether the company’s compensation policies and practices foster risk taking above the level of risk associated with the company’s business model. In the course of its examination, the Committee evaluated, among other things:

•	whether any of our business units has much more inherent risk, a significantly different compensation structure, or different profitability basis or results;

•	whether the compensation mix appropriately balanced between annual and long-term incentive awards;

•

the relationship between annual and long-term performance measures and payouts, and whether measures are aligned (or complementary) to ensure that they encourage consistent behaviors and sustainable results without conflict;

•	whether the long-term performance measures and equity vehicles potentially encourage excessively risky behavior;

•	whether targets require performance at such a high level that executives would take improper risks to achieve them;

•	the overlap of performance criteria and vesting periods to reduce incentives to maximize performance in any one period; and

•	whether the mix of equity incentives serve the best interests of stockholders by rewarding the right measures.

On the basis of this review, the Compensation Committee determined that the company’s incentive compensation plans are appropriately structured to not encourage executive officers to take unnecessary or excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the company.

Percentage of 2011 Potential Cash Compensation for Named Executive Officers: Fixed vs. Variable (or “At Risk”) (1) (2)

(1)	This chart reflects the overall ratio of 2011 salary received (fixed) to 2011 maximum potential annual incentive compensation (variable) for the named executive officers, excluding Mr. Gorman, who was ineligible for a bonus due to his retirement.

(2)	Individual percentages of 2011 variable cash compensation (calculated as described in footnote (1) above) were approximately as follows: Franklin — 68%; Shepard — 50%; Skidmore — 50%; Munden – 46%; and Paulsin — 46%. Prior to his retirement, Mr. Gorman’s comparable ratio was 50%. Individual circumstances and other factors may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability.

Market Benchmarking

The Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation. This market data is intended to reflect compensation levels and practices for executives holding comparable positions at comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals. Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries. The market data comprising aggregated survey data does not include the identity of the individual comparable companies and is either provided by outside compensation consultants or derived by aging information that has been previously provided by these consultants. For the 2010 Meridian study, the broad survey data was derived from published surveys, including printing and publishing industry segment data from those surveys.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets. The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation. In response to the 2010 Meridian report, industry consolidations and changes to the competitors we encounter in the marketplace since the Committee’s last external evaluation of our peer group, the Committee adopted a revised peer group for 2011. This group was selected by the Committee from U.S.-listed companies based on those which have competitive (or complementary) products or services, and represent a range of sizes (in terms of revenues, profits and employees) and history. Our new peer group consists of the following companies (those with an asterisk being newly added):

2011 Compensation Peer Group

Acxiom Corporation	The Dun & Bradstreet Corporation	Meredith Corporation*
Alliance Data Systems Corporation	Equifax, Inc.	Sykes Enterprises, Incorporated
Cenveo, Inc.*	Gartner, Inc.*	TechTarget, Inc.*
Consolidated Graphics, Inc.	GSI Commerce, Inc.*	Valassis Communications, Inc.
Convergys Corporation*	Interpublic Group of Companies, Inc.	ValueClick, Inc.

Because GSI Commerce, Inc. no longer publicly files compensation information, for 2012 the Committee removed it and added Informatica Corporation and Sapient Corporation.

The Committee compares each executive’s total direct compensation, which is comprised of (1) salary, (2) total potential bonus opportunity and (3) estimated long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data. In looking at overall compensation for our executive officers, in general, and in response to the Meridian report and current market practices, the Committee adopted a new philosophy for 2011: each element of compensation (as well as target total direct compensation) is targeted to fall at approximately the 50th percentile of market compensation over time, but tolerating individual variations due to factors such as individual performance, company performance, tenure, promotion, market factors and internal pay equity.

As discussed above, however, benchmark data is merely a starting point; the Committee does not rigidly apply formulas to set the compensation of our executives based solely on market data or on any one factor in isolation. Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2011 Executive Compensation.” Accordingly, the Committee retains discretion to set compensation levels using a combination of elements that it believes are appropriate, and the Committee is not required to set compensation levels at specific benchmark data percentiles.

Based on the total target direct compensation approved in the Committee’s January 2011 meeting for our named executive officers compared to the peer and market data reviewed by the Committee at its January 2011 meeting, Mr. Paulsin was at approximately the 50th percentile, Messrs. Shepard, Skidmore and Munden were between the 25th and 50th percentiles, Mr. Gorman was at approximately the 25th percentile, and Mr. Franklin was below the 25th percentile.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2011 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2011 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are appropriate based on each individual executive’s roles, responsibilities and experience in his or her position. We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in January 2011, the Committee considered, in addition to the other factors, the level of responsibility and complexity of the executive’s job, the relative importance of the executive’s position to Harte-Hanks, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s salary compares to the salaries of other Harte-Hanks executives and to the 50th percentile market salary information based on benchmark data for the same or similar positions, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards. Additionally, the Committee considered the uneven improvements in the economy, Harte-Hanks’ financial performance and internal pay equity, and decided to increase the base salaries of Messrs Franklin, Shepard and Munden (although all three remain below the 50th percentile based on the market information in the 2010 Meridian report).

Annual Incentive Compensation

We provide an annual incentive bonus opportunity for executive officers to drive company and, where appropriate, business unit performance on a year-over-year basis. We believe this annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results. For our fiscal 2011 executive bonus plan (administered under the company’s 1996 Incentive Compensation Plan, as filed as an exhibit with the company’s Annual Report), maximum bonus opportunity amounts were expressed as a percentage of year-end base salary as follows; none changed from 2010:

2011 Named Executive Officer Bonus Opportunities

(Relative to 2011 Year-End Base Salary)

Named Executive Officer	Maximum Bonus Opportunity
Larry Franklin	200%
Doug Shepard	100%
Gary Skidmore	100%
Robert Munden	85%
Mike Paulsin	85%
Pete Gorman	100%

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting. From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus and personal development. For the 2011 executive bonus plan, Messrs. Gorman, Paulsin and Skidmore had individual non-financial performance goals. The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments. In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate. The Committee reserves the right to adjust the financial performance targets during the year, but did not do so in 2011.

For 2011, each named executive officer’s annual bonus potential was based on actual achievement against established incremental target performance levels for the following performance criteria, each of which was weighted for a particular executive to reflect the nature of that executive’s areas of responsibility and focus:

Bonus Performance Criteria Weighting

(Relative to 2011 Year-End Base Salary)

	Harte-Hanks		Direct Marketing		Shoppers
Named Executive Officer	Earnings Per Share	Operating Income	Revenue	Operating Income	Revenue	Operating Income	Other (1)	Maximum Payout

Larry Franklin	90%	80%					30%	200%

Doug Shepard	45	40					15	100

Gary Skidmore		10	40%	40%			10	100

Robert Munden	38.25	34					12.75	85

Mike Paulsin (2)					38.25%	38.25%	8.5	85

Pete Gorman		10			40	35	15	100

(1)	For Messrs. Franklin, Shepard and Munden, Harte-Hanks revenue; for Mr. Skidmore, increasing multichannel sales to existing clients; for Messrs Paulsin and Gorman, on time and on budget implementation of specified information technology and operational projects.

(2)	Mr. Paulsin’s objectives were established prior to his promotion, and include his revenue and income targets for the California unit he led until his promotion.

The determination of any bonus amount ultimately payable to each executive for 2011 was based on the following threshold, target and maximum performance levels:

Bonus Performance Thresholds

(in thousands, except per share data)

	Harte-Hanks			Direct Marketing		Shoppers
Level	Earnings Per Share	Operating Income	Revenue	Revenue	Operating Income	Revenue	Operating Income

Threshold	$0.73	$81,240	$819,694	$573,876	$82,547	$244,060	$9,627

Target	0.80	90,267	862,836	607,276	90,215	255,560	12,034

Maximum	0.86	96,315	893,035	631,567	94,726	267,060	14,080

Bonus payouts were determined on a five-step graduated scale ranging from the threshold of 23% to 100% of the maximum potential payout. Actual bonus payouts for 2011 were approved at the Board’s January 2012 meeting based on the following actual performance results and achievement payout levels:

2011 Actual Bonus Payout Results

(in thousands, except per share data and percentages)

	Harte-Hanks			Direct Marketing		Shoppers
	Earnings Per Share	Operating Income	Revenue	Revenue	Operating Income	Revenue	Operating Income

Actual Performance	$0.70	$75,406	$850,763	$614,270	$83,489	$236,493	$3,147

Achievement Payout Level	0%	0%	34-44%	65%	23%	0%	0%

With respect to the non-financial performance measures, the Board determined that Mr. Skidmore did not qualify for that portion of his bonus, while Mr. Paulsin achieved 100% of his objectives.

In establishing the performance criteria and the incremental target performance levels for each performance criteria, it is anticipated that the executives are likely to receive at least the threshold portion of their year-end cash bonuses, and that they will often receive their target bonuses (which are tied to budgeted performance), with higher levels of payout being more difficult and less likely to occur. Achieving the maximum bonus award is anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual budget performance assumptions and outlook for the company.

The following table indicates the actual bonus payouts for 2011, reflecting the application of the company’s achievement relative to the established performance thresholds and the named executive officer’s bonus criteria weighting:

2011 Actual Bonus Payout

Named Executive Officer	Relative to Salary (%)	Cash Amount (1) ($)
Larry Franklin	10.0	50,625
Doug Shepard	6.6	22,110
Gary Skidmore	35.2	171,072
Robert Munden	5.6	15,263
Mike Paulsin	5.5	12,788
Pete Gorman (2)	0.0	—

(1)	Does not include the effects of bonus restricted stock election by Messrs. Skidmore and Munden as reflected in column (d) of the Summary Compensation Table.

(2)	Mr. Gorman retired August 31, 2011 and was not eligible for a bonus.

The company’s bonus payouts to named executive officers in prior years (as a percentage of salary) had the following ranges: 2010—60% to 185%; 2009—6.6% to 25%; 2008—0%; 2007—0%-5.25%.

Bonus Restricted Stock Elections

As part of our executive compensation program, an executive officer may elect to receive up to 30% (or 100% in the case of the CEO) of his bonus in the form of restricted stock. An executive who so elects receives 125% (or 100% in the case of the CEO) of the value of the forgone cash portion of the bonus in shares of restricted stock. This program is considered by the Committee each year, and was approved again with respect to 2011 executive bonuses, which were potentially payable (and in fact, were paid) in early 2012. The Committee believes this program encourages the accumulation of executive stock ownership, and provides another avenue for our executive officers to reach compliance with our stock ownership guidelines. Messrs. Franklin, Munden and Skidmore made bonus restricted stock elections for their 2011 bonus paid in early 2012.

For bonuses based on 2010 performance and paid in 2011, Mr. Franklin received a bonus of $555,000 and elected to receive the full amount in the form of restricted stock. As a result, the Committee awarded Mr. Franklin a restricted stock award of 45,085 shares on February 5, 2011, vesting on February 5, 2014 (as shown in the Grants of Plan Based Awards Table). Mr. Skidmore elected to defer $87,480 of his bonus and received a similar grant for 8,776 shares. No other named executives elected to receive their 2010 bonuses in the form of restricted stock in 2011. For bonuses based on 2011 performance and paid in 2012, Mr. Franklin elected to receive all, and Messrs. Skidmore and Munden elected to receive a portion, of their respective bonuses in the form of restricted stock. As a result, the Committee granted Mr. Franklin 5,108 shares, Mr. Skidmore 6,473 shares and Mr. Munden 192 shares of restricted stock on February 5, 2012, vesting on February 5, 2013. (This award will be shown in the Grants of Plan Based Awards Table in our 2012 proxy statement.) No other named executives elected to receive their 2011 bonuses in the form of restricted stock in 2012.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation. The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders. The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations. In May 2005, we adopted the Harte-Hanks 2005 Omnibus Incentive Plan (the “2005 Plan”), a stockholder approved plan pursuant to which we may issue various equity securities to directors, officers, employees and consultants. The 2005 Plan forms the basis of our long-term incentive plan for executives.

Although the 2005 Plan provides for other vehicles, the primary long-term incentive vehicles used by the Committee have been stock options (time vesting), restricted stock with time vesting (“restricted stock”) and restricted stock with performance vesting (“performance awards”). In general, stock options align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time. Restricted stock better serves the retention goal by ensuring that the awards will have value if they vest because the ultimate value of restricted stock, unlike stock options, does not depend solely on our stock price increasing over time. Our performance awards require performance over a multi-year measurement period and thereby help align our executive compensation program with longer term company performance.

The Committee has established standardized terms for stock options and restricted stock: stock options vest in four equal annual installments, and restricted stock (other than bonus restricted stock grants) vests in three equal installments, each beginning the first anniversary of the grant date. Prior to 2011, the vesting for stock options began on the second anniversary of the grant date, and restricted stock had three-year “cliff” vesting. Stock options have an exercise price equal to the market value of our common stock on the date of grant, and have a term of ten years, assuming the recipient remains in service to the company. In 2010, the Committee determined, in accordance with its discretion under the 2005 Plan, that all outstanding equity awards, as well as any future awards, would vest in full upon a change of control (as defined in the 2005 Plan).

Performance awards represent the right to receive one share of common stock (or in the Committee’s sole discretion, the cash equivalent) for each vested unit, with performance determined on a future date (currently set as the third anniversary of the grant date). In 2011 the Committee resumed granting performance awards, and such awards represented approximately 55% (by reportable expense) of long-term incentive grants made to executive officers. The 2011 performance awards vest based on the company’s 2013 earnings per share (EPS), at levels of 0%, 50%, 75% or 100% of the stated award amount. In establishing the performance levels, it was generally anticipated that at least some portion of the performance units will vest, with increasing degrees of difficulty in achieving the higher levels of vesting. Achieving the 75% vesting level was linked to expected EPS performance, while maximum vesting level would require the company to significantly exceed the EPS growth, each as anticipated in the company’s strategic plans.

Our Board has adopted a policy of granting annual awards on February 5 each year—a fixed date anticipated to be during a “window” period (more than two days following the release of our annual earnings for the prior year). We also grant interim awards from time to time in connection with mid-year hires, acquisitions, promotions or other reasons, based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.

In January 2011, the Board (based on Committee recommendations) awarded our executive officers a combination of stock options, restricted stock and performance awards, reflecting the Committee’s newly-adopted long term incentives approach. The

Committee determined that a combination of awards—weighted toward awards with some performance aspect—would be the best way to align our executive compensation program with the needs of our company and our stockholders. Likewise, this approach was more in line with practices in the market as reflected in the peer group comparisons provided by Meridian. The award structure and increased size adopted by the Committee also addressed the finding in the Meridian report that the absolute value, and value relative to cash compensation, of recent equity awards to our named executives was low relative to those of our peer group.

When reviewing each executive’s proposed equity awards in 2011, the Committee considered the level of responsibility and complexity of the executive’s job, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s proposed equity award value compares to the equity award values of other Harte-Hanks executives and to the 50th percentile market information based on benchmark data for the same or similar positions provided by Meridian, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term equity incentive awards. As a result of the Committee’s review, the following long term incentive grants were made on February 5, 2011:

Named Executive Officer	Stock Options (shares)	Restricted Stock (shares)	Performance Awards (units)
Larry Franklin	0	28,000	42,000
Doug Shepard	10,000	13,600	20,400
Gary Skidmore	10,000	13,600	20,400
Robert Munden	12,000	10,000	15,000
Mike Paulsin	4,000	7,000	7,000
Pete Gorman	0	12,800	19,200

Please refer to the Grants of Plan Based Awards table below for further details about these grants.

Perquisites

Consistent with previous years, our 2011 executive compensation program included limited executive perquisites. The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table. We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program. Our perquisites are:

•

Salary Continuation Benefits — We provide salary continuation benefits (which are similar in effect to life insurance benefits) to our executive officers. This benefit provides the estates of our executive officers ten annual payments (of $90,000 for Messrs. Franklin and Skidmore, and of $70,000 for Messrs. Munden, Paulsin and Shepard) in the event of their death while employed by the company. (Mr. Gorman had the same $90,000 per year benefit prior to his retirement, at which point such benefit terminated.)

•	Automobile Allowance — We provide automobile allowances to our named executive officers: $1,325 per month for our CEO, and $975 per month for our Executive Vice Presidents and Senior Vice Presidents.

In establishing the elements and amounts of each executive’s 2011 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s salary continuation death benefit and automobile allowance.

Upon joining the company in April 2010, the company agreed to provide Mr. Munden the following payments (some of which were made in 2011) related to his relocation to San Antonio, Texas: (1) $60,000 upon the closing of the sale of his current residence to offset sale and moving expenses, (2) reimbursement of up to four months of temporary housing expenses (estimated to be $1,200 per month), (3) reimbursement of COBRA premiums paid for three months, and (4) reimbursement of travel to and from his previous home.

Pension and Retirement

We sponsor a defined benefit pension plan (the “Defined Benefit Plan”) qualified under Section 401 of the Code. We also have established an unfunded, non-qualified pension restoration plan, which initially became effective on January 1, 1994 (the “Restoration Pension Plan”). Consistent with our historical executive compensation program, each executive officer participates in our Restoration Pension Plan, and some executives also receive benefits under our Defined Benefit Plan. The Defined Benefit Plan was frozen as of December 31, 1998 (at which time the benefits available under our 401(k) plan were enhanced), and no further benefits will accrue under that plan. These pension benefits are designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans and on the amount of compensation considered in determining the pension benefit amount. Any benefits payable to participants in excess of amounts permitted under the Code and any benefit accrued after December 31, 1998 will be paid under the Restoration Pension Plan.

The annual pension benefit under the Restoration Pension Plan and the Defined Benefit Plan, taken together, are largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years within the last ten years of employment). Participation in the Restoration Pension Plan is limited to those employees of Harte-Hanks who are designated by the Board as eligible and currently includes only corporate officers and one former corporate officer. All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan. There were no changes to the benefits provided to our named executive officers under our pension plans in 2011. Further details about our pension plans are shown in the “Pension Benefits” section below.

Severance Agreements

We have entered into severance agreements with each of our named executive officers and other corporate officers. These severance agreements are generally designed to attract and retain key talent by providing certain compensation in the event of a change in control. The severance agreement for Mr. Gorman, which was superseded by the transition and consulting agreement he entered into in connection with his retirement, also provided severance benefits in designated non-change in control scenarios because of his position at the time of entering into the agreement (in 2000) and the then-current form of agreement for other similarly situated executives.

The payout levels and triggering events in the severance agreements were initially structured a number of years ago based on the Committee’s review of publicly available market data regarding severance agreements. In March 2011, we entered into amended and restated versions of the severance agreements to respond to recommendations by Meridian and evolving best practices for corporate governance as determined by the Committee. The 2011 severance agreements (1) remove the Code section 280G excise-tax “gross-up” for which some executive officers were eligible, (2) remove the “modified single-trigger” feature (which allowed executives to receive severance compensation after a change in control without a termination of employment either (x) without cause or (y) for good reason), (3) broaden the definition of “cause,” (4) increase the multiple of salary and bonus payable as severance compensation, (5) increase the reimbursement made in respect of COBRA expenses, (6) provide full acceleration of all unvested equity awards upon a change in control for all corporate officers, (7) increase the length of time for which executive officers may be subject to non-competition and non-solicitation covenants and (8) add an acknowledgement by the executive that payments may be subject to “clawback” or recoupment in connection with financial or other misdeeds.

Additional information regarding these agreements is set forth below under, “Potential Payments Upon Termination or Change in Control –Payments Pursuant to Severance Agreements –March 2011 Amendments.”

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract top executive talent from other companies. Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte-Hanks. We also may grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment. Discretionary equity awards have typically taken the form of stock options. No discretionary bonuses or equity awards to named executives were made in 2011, other than payment of $60,000 to Mr. Munden in connection with his relocation.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives. Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives. In setting the various amounts and elements of 2011 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers. The Committee did not establish any fixed formulas or ratios. Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment. We believe the total 2011 compensation we paid to each of our named executive officers, other than our CEO, was appropriate in relation to the other named executive officers, in light of their respective responsibilities, tenure and experience.

Coming into 2011, Mr. Franklin’s compensation was not only substantially below that paid to most CEOs in our peer group, each individual element of compensation (other than bonus potential) was lower than that of three named executive officers who reported to Mr. Franklin. When Mr. Franklin rejoined the company as President and CEO in January 2009, he did so at a time of significant challenges caused by the recent economic recession. Mr. Franklin also resumed office with significant equity ownership that aligned him with our stockholders, owing to his long tenure with the company (he joined Harte-Hanks in 1971 and served as our CEO from 1991 through 2002). To minimize the expense of the transition from his predecessor, and because he viewed his equity in the company (as opposed to short-term compensation) as the primary vehicle through which his service would be rewarded, Mr. Franklin accepted a substantially smaller compensation package than that of his predecessor (and those of peer group CEOs). In the course of making its 2011 compensation determinations, the Committee took notice of the inequity of Mr. Franklin’s compensation relative to other named executive officers. Based on the company’s current and expected financial performance, the Committee recommended raising Mr. Franklin’s base salary (from $300,000 per year to $500,000 per year) and, as mentioned above, granting him long term incentive awards commensurate with his position. Although these changes made Mr. Franklin’s compensation larger than other named executive officers, the Committee notes that Mr. Franklin’s overall compensation (and each element thereof) remains significantly below 50th percentile of our peer group, which the Committee will take into consideration when making future compensation determinations and recommendations.

Stock Ownership Guidelines

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders. Consistent with this philosophy, in January 2011, the Committee recommended, and the Board approved, new stock ownership guidelines (replacing the 2005 guidelines which had been suspended) that require all officers to acquire and hold significant levels of our common stock. Under the new guidelines, a corporate officer is allowed up to the later of (a) five years from commencement of employment or promotion or (b) March 31, 2013, to reach the minimum required level of common stock ownership. In the event that an officer moves to a level with a different minimum equity ownership level, the officer will have three years to achieve the higher level of ownership. The requirements are as follows:

Management Level	Target Ownership Level (Relative to Base Annual Salary)
CEO	500%
Senior Vice President or Executive Vice President	200
Vice President	100

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.” For purposes of measuring compliance with these stock ownership guidelines, the following are deemed to be owned by an executive officer: (1) restricted stock that is still subject to a restricted period, and (2) common stock owned by the officer. Neither options nor performance awards are included in the compliance calculation. If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards. “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards. If an executive officer has previously met the applicable target ownership level, then so long as such officer retains the number of shares needed for such compliance, they will be deemed to be in compliance even if stock price fluctuations cause them to fall below their target ownership level.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis. Because the initial compliance period has not yet expired, no officer has failed to comply with these guidelines. At March 1, 2012, Mr. Franklin was in compliance with his guideline ownership level; the other named executive officers are not yet in compliance, and will have until March 31, 2013 (or April 1, 2015 in the case of Mr. Munden and August 31, 2014 in the case of Mr. Paulsin) to comply.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation over $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs. We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte-Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2011 compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte-Hanks to attract and retain key executive talent. The Committee also finds the named executive officers’ total compensation to be fair, reasonable and consistent with the Committee’s and the company’s executive compensation philosophy. At our 2011 annual meeting, over 99% of stockholders casting a vote on the proposal approved (on an advisory basis) the 2010 compensation of our named executive officers. The Committee will consider this as a factor confirming its general practices when making its 2012 compensation determinations.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Judy C. Odom, Chair
William F. Farley
William K. Gayden
Karen A. Puckett

Equity Compensation Plan Information at Year-End 2011

The following table provides information as of the end of 2011 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2005 Plan and our 1991 Stock Option Plan (the “1991 Plan”):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,923,228 (outstanding options and performance stock units)	$15.75 (outstanding options) (1)	3,575,731 (2)

Equity compensation plans not approved by security holders	—	—	—

Total	6,923,228 (outstanding options and performance stock units)	$15.75 (outstanding options) (1)	3,575,731 (2)

(1)	The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(2)	Represents 3,575,731 shares under the 2005 Plan; shares available for issuance under the 2005 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock, stock appreciation rights or other awards that may be established pursuant to the 2005 Plan. No new options or securities may be granted pursuant to the 1991 Plan.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2011, 2010 and 2009 by our named executive officers: Larry Franklin (our Chairman, President and CEO); Doug Shepard (our Executive Vice President and CFO); and our next three most highly compensated executive officers for 2011 other than our CEO and CFO—Gary Skidmore (our Executive Vice President and President, Direct Marketing), Robert Munden (our Senior Vice President, General Counsel and Secretary) and Mike Paulsin (our Senior Vice President and President, Shoppers), as well as Pete Gorman (our former Executive Vice President and President, Shoppers, who retired August 31, 2011).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
Larry Franklin (6) (7) (8) Chairman, President and CEO	2011	$461,538	—	$1,375,956	—	$50,625	$125,504	$40,901	$2,054,524
	2010	300,000	—	60,000	—	555,000	58,721	17,413	991,134
	2009	300,000	—	—	$448,110	60,000	43,909	15,900	867,919

Doug Shepard Executive Vice President and CFO	2011	331,154	—	398,752	40,945	22,110	46,109	26,371	865,441
	2010	315,000	—	—	277,820	315,000	29,221	24,269	961,310
	2009	315,000	—	—	134,433	78,750	13,077	24,269	565,529

Gary Skidmore (9) Executive Vice President and President, Direct Marketing	2011	486,000	$12,830	508,089	40,945	171,072	312,281	31,183	1,562,401
	2010	486,000	21,870	—	277,820	291,600	207,914	25,389	1,310,593
	2009	486,000	—	—	171,776	32,076	128,209	26,820	844,881

Robert Munden (9) (10) Senior Vice President, General Counsel and Secretary	2011	270,192	382	293,200	49,134	15,263	23,337	90,446	741,953
	2010	187,500	—	26,380	167,931	159,375	8,185	27,705	577,076
	2009	—	—	—	—	—	—	—	—

Mike Paulsin (11) Senior Vice President and President, Shoppers	2011	232,500	—	165,550	16,378	12,788	119,121	19,992	566,329
	2010	232,500	—	23,800	203,735	197,625	89,049	18,735	765,443
	2009	236,731	—	—	104,559	81,520	31,167	18,715	472,692

Pete Gorman (11) (12) former Executive Vice President and President, Shoppers	2011	252,312	—	375,296	—	—	284,351	26,175	938,134
	2010	354,600	—	—	277,820	354,600	388,334	31,948	1,407,302
	2009	354,600	—	—	171,776	42,552	171,976	31,909	772,813

(1)	Represents the 25% excess of the portion of bonus earned in 2010 for Mr. Skidmore and 2011 for Messrs. Skidmore and Munden which they elected to receive in the form of restricted stock pursuant to the company’s bonus restricted stock program; this amount is (or will be) included in the subsequent year’s column (e) stock awards. These restricted shares were granted in 2011 and 2012, respectively, with the number of shares based on the closing market price of our common stock on the grant date. The shares granted in 2011 vest on the third anniversary of grant, and the shares granted in 2012 vest on the first anniversary of grant.

(2)	The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K. For performance based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date.

(3)	The amounts shown in column (g) are attributable to annual cash bonuses earned in the applicable fiscal year, although these bonuses, if any, are paid early in the following year. Our executive bonus program is discussed further under the section “Annual Incentive Compensation” included above in the CD&A.

(4)	The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Defined Benefit Plan and Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note H of our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(5)	The amounts in column (i) are more fully described in the All Other Compensation table included below.

(6)	During 2011, 2010 and 2009 Mr. Franklin also received pension payments and deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks. Pension payments totaled $478,146 per year for 2011, 2010 and 2009. Deferred compensation payments totaled $796,558, $819,305 and $848,666 for 2011, 2010 and 2009, respectively.

(7)	Mr. Franklin elected to defer 100% of his salary reflected in column (c) earned in 2011, 2010 and 2009, pursuant to the Harte-Hanks deferred compensation plan.

(8)	Mr. Franklin elected to receive 100% of his bonus earned in 2011, 2010 and 2009 reflected in column (g) in the form of restricted stock, which is also reflected in column (e) for the following year (in which the grant was made). These shares of restricted stock were granted based on the closing market price of our common stock on the grant date and vest on the third anniversary of grant (for those granted in 2010 and 2011) or the first anniversary of grant (for those granted in 2012).

(9)	Messrs. Skidmore (for 2010 and 2011) and Munden (for 2011) elected to receive a portion of their respective bonuses in the form of restricted stock pursuant to the company’s bonus restricted stock program. The full bonus is reflected in column (g) for the year earned. The portion taken in the form of restricted stock is also reflected in column (e) for the following year (in which the grant was made). These shares of restricted stock were granted based on the closing market price of our common stock on the grant date and vest on the third anniversary of grant (for those granted in 2011) or the first anniversary of grant (for those granted in 2012).

(10)	Mr. Munden joined Harte-Hanks in April 2010.

(12)	Mr. Paulsin was promoted in connection with Mr. Gorman’s retirement on August 31, 2011.

(13)	The change in pension value for Mr. Gorman is from December 31, 2010 to August 31, 2011.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contributions to 401(k) Plans (2)	Dividends on Restricted Stock	Relocation Expenses	Total
Larry Franklin	2011	-	$15,900	-	$25,001	-	$40,901
	2010	-	15,900	-	1,513	-	17,413
	2009	-	15,900	-	-	-	15,900
Doug Shepard	2011	$519	11,700	$9,800	4,352	-	26,371
	2010	519	11,700	9,800	2,250	-	24,269
	2009	519	11,700	9,800	2,250	-	24,269
Gary Skidmore	2011	2,489	11,700	9,800	7,194	-	31,183
	2010	2,489	11,700	9,800	1,400	-	25,389
	2009	2,489	11,700	9,800	2,831	-	26,820
Robert Munden	2011	475	11,700	9,592	3,840	$64,838	90,446
	2010	158	8,775	-	450	18,322	27,705
	2009	-	-	-	-	-	-
Mike Paulsin	2011	112	7,200	9,800	2,880	-	19,992
	2010	385	7,200	9,800	1,350	-	18,735
	2009	385	7,200	9,469	1,661	-	18,715
Pete Gorman	2011	6,527	7,800	9,800	2,048	-	26,175
	2010	9,248	11,700	9,800	1,200	-	31,948
	2009	8,382	11,700	9,800	2,027	-	31,909

(1)	Reflects premiums paid annually by Harte-Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers. The salary continuation benefits are discussed further under the section “Perquisites” included above in the CD&A.

(2)	Reflects matching contributions made by Harte-Hanks on behalf of the named executive officers under our 401(k) plan.

(3)	Reflects dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(4)	Amounts for Mr. Munden reflect transition and relocation payments and reimbursements in connection with joining Harte-Hanks in April 2010.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2011 to our named executive officers. All of the equity awards described below were granted pursuant to our 2005 Plan. Recipients receive dividends on unvested restricted stock at the same rate as other stockholders (currently $0.085 per share per quarter); no dividends are paid in respect of performance awards or stock options. Vesting of equity awards accelerates in full upon a change of control (as defined in the 2005 Plan); see “Potential Payments Upon Termination or Change in Control” below. Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted or outstanding in 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (1) (#) (j)	Exercise Price of Options (2) ($/ share) (k)	Grant Date Fair Value of Stock and Option Awards (3) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c )	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Larry Franklin
Annual Bonus	1/26/2011	$175,000	$500,000	$1,000,000
Performance Award	2/5/2011				21,000	31,500	42,000				$476,280
Restricted Stock	2/5/2011							28,000			344,680
Restricted Stock (4)	2/5/2011							45,085			555,000
Doug Shepard
Annual Bonus	1/26/2011	77,050	217,750	335,000
Performance Award	2/5/2011				10,200	15,300	20,400				231,336
Restricted Stock	2/5/2011							13,600			167,416
Stock Options	2/5/2011								10,000	$12.31	40,945
Gary Skidmore
Annual Bonus	1/26/2011	111,780	315,900	486,000
Performance Award	2/5/2011				10,200	15,300	20,400				231,336
Restricted Stock	2/5/2011							13,600			167,416
Restricted Stock (4)	2/5/2011							8,882			109,337
Stock Options	2/5/2011								10,000	12.31	40,945
Robert Munden
Annual Bonus	1/26/2011	52,250	151,250	233,750
Performance Award	2/5/2011				7,500	11,250	15,000				170,100
Restricted Stock	2/5/2011							10,000			123,100
Stock Options	2/5/2011								12,000	12.31	49,134
Mike Paulsin
Annual Bonus	1/26/2011	44,175	127,875	197,625
Performance Award	2/5/2011				3,500	5,250	7,000				79,380
Restricted Stock	2/5/2011							7,000			86,170
Stock Options	2/5/2011								4,000	12.31	16,378
Pete Gorman
Annual Bonus	1/26/2011	81,558	230,490	354,600
Performance Award	2/5/2011				9,600	14,400	19,200				217,728
Restricted Stock	2/5/2011							12,800			157,568

(1)	All options in 2011 were granted at exercise prices equal to the market value of our common stock on the grant date. Options vest in four equal annual installments beginning the first anniversary of the grant date, and expire on the tenth anniversary of the grant date.

(2)	The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(3)	The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K.

(4)	Represents election to receive bonus in the form of restricted stock.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2011 by our named executive officers. Most of these equity awards were issued pursuant to the 2005 Plan, with some older option awards issued pursuant to its predecessor, the 1991 Plan. The 2005 Plan and 1991 Plan (with current amendments and related agreements) are filed as exhibits to our Annual Report on Form 10-K.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c )		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)(2) ($) (j)

Larry Franklin	75,000	225,000	(3)	$6.04	2/5/2019	5,042	(10)	$45,832	42,000	(14)	$381,780
						45,085	(11)	409,823	-		-
						28,000	(12)	254,520	-		-
Doug Shepard	37,500	12,500	(7)	17.30	12/31/2017	13,600	(12)	123,624	20,400	(14)	185,436
	7,500	7,500	(5)	15.90	2/5/2018
	22,500	67,500	(3)	6.04	2/5/2019
	-	75,000	(6)	11.90	2/5/2020
	-	10,000	(6)	12.31	2/5/2021
Gary Skidmore	75,000	-		18.22	1/8/2012	13,600	(12)	123,624	20,400	(14)	185,436
	40,000	-		19.85	9/3/2012	8,882	(11)	80,737	-		-
	20,000	-		22.03	2/2/2014
	20,000	-		24.42	4/23/2014
	30,000	-		25.63	1/27/2015
	15,000	-		25.80	1/25/2016
	22,500	7,500	(4)	26.07	2/5/2017
	56,250	18,750	(8)	23.55	7/31/2017
	22,500	22,500	(5)	15.90	2/5/2018
	28,750	86,250	(3)	6.04	2/5/2019
	-	75,000	(6)	11.90	2/5/2020
	-	10,000	(6)	12.31	2/5/2021
Robert Munden	-	40,000	(9)	13.19	4/9/2020	2,000	(13)	18,180	15,000	(14)	136,350
	-	12,000	(6)	12.31	2/5/2021	10,000	(12)	90,900	-		-
Mike Paulsin	12,500	-		19.85	9/3/2012	2,000	(10)	18,180	7,000	(14)	63,630
	25,000	-		22.03	2/2/2014	7,000	(12)	63,630	-		-
	20,000	-		25.63	1/27/2015
	5,000	-		26.31	9/21/2015
	10,000	-		25.80	1/25/2016
	15,000	5,000	(4)	26.07	2/5/2017
	12,500	12,500	(5)	15.90	2/5/2018
	17,500	52,500	(3)	6.04	2/5/2019
	-	55,000	(6)	11.90	2/5/2020
	-	4,000	(6)	12.31	2/5/2021
Pete Gorman	75,000	-		18.22	1/8/2012
	30,000	-		19.85	9/3/2012
	50,000	-		22.03	2/2/2014
	50,000	-		25.63	1/27/2015
	25,000	-		26.31	9/21/2015
	25,000	-		25.80	1/25/2016
	17,500	-		26.07	2/5/2017
	45,000	-		15.90	2/5/2018
	115,000	-		6.04	2/5/2019
	75,000	-		11.90	2/5/2020

(1)	Based upon the closing market price of our common stock as of December 31, 2011 ($9.09), as reported on the NYSE.
(2)	In 2011, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock. The payout levels range from 0% to a maximum of 100% of the performance units granted. At the time of grant, it was expected that the probable outcome of the performance criterion would lead to a payout level of 100%. As of December 31, 2011, however, the threshold performance criterion was not expected to be achieved, which would result in no units vesting for any of our executives.
(3)	These options vest(ed) in three equal annual installments on February 5 of 2012, 2013 and 2014.

(4)	These options vested on February 5, 2012.
(5)	These options vest(ed) in two equal annual installments on February 5 of 2012 and 2013.
(6)	These options vest(ed) in four equal annual installments on February 5 of 2012, 2013, 2014 and 2015.
(7)	These options vest December 31, 2012.
(8)	These options vest on July 31, 2012.
(9)	These options vest(ed) in four equal annual installments on April 9 of 2012, 2013, 2014 and 2015.
(10)	Restricted stock vests on February 5, 2013.
(11)	Restricted stock vests on February 5, 2014.
(12)	Restricted stock vest(ed) in three equal annual installments on February 5 of 2012, 2013 and 2014.
(13)	Restricted stock vests on April 9, 2013.
(14)	Performance award units vest on February 5, 2014.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vesting during 2011; no options were exercised by our named executive officers in 2011.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (1) ($) (e)
Larry Franklin	-	-
Doug Shepard	-	-
Gary Skidmore	4,668	57,436
Robert Munden	-	-
Mike Paulsin	2,500	30,775
Pete Gorman	36,000	309,080

(1)	Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date (February 5, 2011, for Messrs. Paulsin and Skidmore, and February 5, 2011 and August 31, 2011 for Mr. Gorman).

Pension Benefits

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Defined Benefit Plan and Restoration Pension Plan.

Defined Benefit Plan

The purpose of this plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The plan was frozen to participation and benefit accruals as of December 31, 1998. All participants are 100% vested as of December 31, 1998. Death benefits are provided to beneficiaries on behalf of participants as specified in the plan. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Defined Benefit Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on December 31, 1998 that gives the highest average; such compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan. Compensation is limited by the pay limit in Section 401(a)(17) of the Code.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security. The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born). For years after the year of termination and prior to the end of the 35-year period, the MTW from the years of termination is used.

The monthly amount (Monthly Accrued Benefit) shall be equal to the sum of A and B multiplied by C where A, B and C are defined below:

A	= 1.0 percent of the Average Monthly Compensation at December 31, 1998 multiplied by the projected number of years of credited service at the Normal Retirement Date.

B	= 0.65 percent of the Average Monthly Compensation at December 31, 1998 in excess of 1/12 of Covered Compensation at December 31, 1998 multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C	= Ratio of credited service at December 31, 1998 to projected credited service at the Normal Retirement Date.

Participants are eligible for early retirement upon attainment of age 55 and five years of vesting service. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at December 31, 1998, as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors.

Restoration Pension Plan

The purpose of this unfunded, non-qualified pension plan is to provide employees with the benefits they would receive if the Defined Benefit Plan were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under the Defined Benefit Plan not been frozen at December 31, 1998. Selected employees designated as participants by the Board of Directors are eligible to participate under the plan. Participants currently include only corporate officers and one former officer. An officer of Harte-Hanks with the title of a Senior Vice President or a higher position is 100% vested on January 1, 1996 or the date on which they assumed such position. An officer with a title below Senior Vice President will be vested at the earlier of age 55 or 20 years of credited service. Benefits for participants also vest upon a change in control (as defined in the Defined Benefit Plan). Benefits accrued and vested after December 31, 2004 are subject to non-qualified deferred compensation rules under Section 409A of the Code. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” has the same meaning as previously defined under the Defined Benefit Plan.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below over the Monthly Accrued Benefit under the Defined Benefit Plan (as described above):

A	= 1.0 percent of the Average Monthly Compensation at the date of termination multiplied by the projected number of years of credited service at the Normal Retirement Date.

B	= 0.65 percent of the Average Monthly Compensation at the date of termination in excess of 1/12 of Covered Compensation at the date of termination multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C	= Ratio of credited service at the date of termination to projected credited service at the Normal Retirement Date.

D	= 50 percent of Average Monthly Compensation at the date of termination.

Participants are eligible for early retirement upon attainment of age 55 and becoming 100% vested. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors. We do not have a policy for granting extra years of credited service. In the event of a change of control (as defined in the Restoration Benefit Plan), our then-current obligations are required to be funded through the establishment of a trust fund.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2011 for our named executive officers under each plan based upon the assumptions described in note (1).

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c )	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)

Larry Franklin (2)	Defined Benefit Plan	3.00	$-	$195,278
	Restoration Benefit Plan	3.00	228,134	282,868

Doug Shepard	Defined Benefit Plan	4.00	-	-
	Restoration Benefit Plan	4.00	106,556	-

Gary Skidmore (3)	Defined Benefit Plan	17.25	-	-
	Restoration Benefit Plan	17.25	1,179,646	-

Robert Munden	Defined Benefit Plan	1.75	-	-
	Restoration Benefit Plan	1.75	31,522	-

Mike Paulsin	Defined Benefit Plan	23.58	80,175	-
	Restoration Benefit Plan	23.58	410,400	-

Pete Gorman (4)	Defined Benefit Plan	30.17	421,445	10,059
	Restoration Benefit Plan	30.17	2,041,339	32,142

(1)	The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2011. The present value has been calculated using a discount rate of 5.020% and assuming the named executive officers will live and retire at the normal retirement age of 65 years. For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations. The mortality assumption is based on the RP-2000 Mortality Table for males and females projected to 2015 using Scale AA.

(2)	Credited service is from rehire date of January 1, 2009.

(3)	Mr. Skidmore is eligible for early retirement. The single sum value of the early retirement benefit from the Restoration Benefit Plan is $1,247,551.

(4)	Mr. Gorman retired effective August 31, 2011. Present value and years of credited service are shown as of August 31, 2011. Single sum values of the early retirement benefits from the Defined Benefit Plan and Restoration Benefit Plan at August 31, 2011 are $431,776 and $2,087,174, respectively.

Nonqualified Deferred Compensation

In January 2011, the Compensation Committee designated all corporate officers as eligible to participate in our existing non-qualified deferred compensation plan (the “Deferred Compensation Plan”), which is filed as Exhibit 10.3 to our Form 8-K, dated June 27, 2008. The Deferred Compensation Plan allows participants to defer receipt of some or all base salary and/or cash bonuses by making an annual election prior to the year in which such base salary and/or cash bonus is earned. Compensation deferred under the Deferred Compensation Plan is distributed at the first to occur of (1) the beginning of the year following the year in which the participant separated from service with the company, (2) the date specified by the participant pursuant to a written election (which election may be changed to cause payment at a later date, subject to certain restrictions), (3) 60 days after the participant becomes disabled, or (4) 60 days a change in control of the company. Participants may elect to receive distributions in a single payment, or in approximately equal quarterly, semi-annual or annual installments over a period of up to 10 years. Compensation deferred pursuant to the Deferred Compensation Plan accrues interest annually at Bank of America’s base or prime rate. The Deferred Compensation Plan is not funded by the company and participants have an unsecured contractual commitment to receive the amounts due thereunder. When distributions are due, they are distributed from the company’s general assets.

During 2011, Mr. Franklin received deferred compensation distributions arising from compensation deferrals he made during his prior tenure as an executive officer of Harte-Hanks. In addition, Mr. Franklin deferred all of his 2011 salary pursuant to the Deferred Compensation Plan. No other executive officer has elected to defer compensation pursuant to the Deferred Compensation Plan. The following table sets forth information regarding Mr. Franklin’s non-qualified deferred compensation:

Name	Executive Contributions in 2011 (1)	Company Contributions in 2011	Aggregate Earnings in 2011 (2)	Aggregate Withdrawals/ Distributions in 2011	Aggregate Balance at 12/31/11 (3)
Larry Franklin	$441,243	$—	$114,754	$796,558	$3,498,591

(1)	All such amounts are reflected in the Summary Compensation Table.
(2)	Represents interest on aggregate undistributed deferred compensation.
(3)	Represents $2,849,762 of compensation disclosed in Summary Compensation Tables in prior years in accordance with then-current requirements (Mr. Franklin’s deferrals began in 1995), and $648,829 in respect of accumulated interest on such amounts.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to Severance Agreements

We have entered into severance agreements with each of our named executive officers which are designed to attract and retain key talent by providing compensation in the event of a change in control of Harte-Hanks. These severance agreements were amended in March 2011 to remove certain benefits and enhance others, each as described above in the CD&A. These agreements provide that upon a “change in control” of Harte-Hanks, all unvested options, restricted stock, performance units and any other equity-based awards previously granted to the executive shall vest in full, consistent with the treatment of other employees. In addition, if after a “change in control” of Harte-Hanks, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment after specified adverse actions are taken by Harte-Hanks, then such executive is entitled to:

•

severance compensation in a lump sum cash amount equal to 250% (300% in the case of Mr. Franklin) of the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of the executive’s bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger; and

•	a cash payment sufficient to cover health insurance premiums for a period of 24 months.

Mr. Gorman’s severance agreement (which was superseded by the transition and consulting agreement with the company entered into in connection with his retirement) additionally would have provided him the same benefits in some circumstances without the occurrence of a change in control, reflecting Mr. Gorman’s position at the time he first entered such agreement and the then-current terms applicable to similarly situated executives. Specifically, if (i) Harte-Hanks had terminated Mr. Gorman’s employment without “justification” (as defined in the agreement), or (ii) Mr. Gorman had terminated his employment for good reason due to specified adverse actions taken by Harte-Hanks, then Harte-Hanks would have been required to provide Mr. Gorman with the same severance benefits indicated above.

The current severance agreements differ from the agreements in effect prior to March 2011 in that:

•	the definition of “cause” has been broadened;

•	the definition of “change in control” now includes replacement of a majority of incumbent directors (other than with the approval of a majority of existing incumbents);

•

the executive no longer has the right to elect to terminate employment (for any reason) during the thirty-day period following the first anniversary of a change in control of Harte-Hanks and receive severance payments as a result;

•	the executive no longer receives any tax gross-up for Code section 280G “excess parachute payments”;

•

each executive expressly acknowledges that severance compensation which is deemed “incentive compensation” is made subject to recovery, or “clawback” by the company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•

each executive’s non-solicitation and non-competition covenants are extended to 2.5 years (Messrs. Munden, Paulsin, Shepard and Skidmore) or three years (Mr. Franklin), to the extent permitted by applicable law.

In connection with Mr. Gorman’s retirement on August 31, 2011, we entered into a transition and consulting agreement with him. Under this agreement, (1) in 2012, we will make ten monthly payments of $110,635 to Mr. Gorman, (2) on or before April 30, 2012, we will pay Mr. Gorman an amount equal to 18 months of his medical and dental benefit continuation coverage premiums, and (3) on August 31, 2011, Mr. Gorman’s equity-based awards vested.

The foregoing description of our executive severance agreements do not include all terms contained in the actual agreements. Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC and which are incorporated herein by reference. Refer to our 2011 Form 10-K exhibit list for the location of each of these agreements.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2011.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above. The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2011.

Potential Termination and Change in Control Benefits

The tables below under this heading illustrate an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such event was effective as of December 31, 2011, and, therefore are estimates of the amounts that would have been paid to such executives upon such event. Actual amounts to be paid can only be determined at the time of the event triggering the payment obligations.

	Termination Events (No Change in Control)
Name	Early Retirement	Disability	Death	Other Termination (1) (2)
Larry Franklin
Retirement Benefits (3)		$228,134	$228,134	$228,134
Disability Benefits		—	—	—
Salary Continuation (4)		—	900,000	—
Estimated Total	$—	228,134	1,128,134	228,134

Doug Shepard
Retirement Benefits (3)		106,556	106,556	106,556
Disability Benefits		3,391,387	—	—
Salary Continuation (4)		—	700,000	—
Estimated Total	—	3,497,943	806,556	106,556

Gary Skidmore
Retirement Benefits (3)	1,247,551	1,179,646	1,179,646	1,179,646
Disability Benefits		1,277,988	—	—
Salary Continuation (4)		—	900,000	—
Estimated Total	1,247,551	2,457,634	2,079,646	1,179,646

Robert Munden
Retirement Benefits (3)		31,522	31,522	31,522
Disability Benefits		2,889,382	—	—
Salary Continuation (4)		—	700,000	—
Estimated Total	—	2,920,904	731,522	31,522

Mike Paulsin
Retirement Benefits (3)		490,575	490,575	490,575
Disability Benefits		1,741,681	—	—
Salary Continuation (4)		—	700,000	—
Estimated Total	—	2,232,256	1,190,575	490,575

(1)	Includes terminations with or without cause and voluntary resignation.

(2)	Amounts are subject to clawback under certain circumstances. In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits.

(3)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2011, which the named executive officer would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change in control. However, since all named executive officers are already fully vested, no additional benefits will be paid in the event of a change in control. As of December 31, 2011, Mr. Franklin has attained our normal retirement age of 65, Mr. Skidmore was eligible for early retirement, and Messrs Shepard, Munden and Paulsin had not reached our normal retirement age of 65.

(4)	Reflects the aggregate amount of 10 annual payments payable to the named executive officer’s estate in the event of his death while employed.

In addition to the amounts indicated above under “Other Termination,” in connection with a Change in Control, our named executive officers will receive the following amounts; no additional payments are required in the event of a termination for Cause in connection with a Change in Control:

Name	Change in Control	Termination Without Cause or For Good Reason
Larry Franklin
Cash Severance	$—	$2,408,438
Health Benefits (1)	—	24,621
Equity Vesting Acceleration (2)	1,778,204	—
Estimated Total	1,778,204	2,433,059

Doug Shepard
Cash Severance	—	1,258,888
Health Benefits (1)	—	32,566
Equity Vesting Acceleration (2)	514,935	—
Estimated Total	514,935	1,291,454

Gary Skidmore
Cash Severance	—	1,793,340
Health Benefits (1)	—	24,621
Equity Vesting Acceleration (2)	652,860	—
Estimated Total	652,860	1,817,961

Robert Munden
Cash Severance	—	905,797
Health Benefits (1)	—	34,007
Equity Vesting Acceleration (2)	245,430	—
Estimated Total	245,430	939,804

Mike Paulsin
Cash Severance	—	844,266
Health Benefits (1)	—	36,016
Equity Vesting Acceleration (2)	305,565	—
Estimated Total	305,565	880,282

(1)	Reflects the estimated lump-sum payment to offset the cost of 24 months worth of future premiums under our health and welfare benefit plans.

(2)	Values are calculated based on the closing price of our common stock of $9.09 on December 31, 2011.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors. As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time.

Element	Description	Amount
Annual Cash Retainer	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules	$45,000

Annual Cash Retainer for Committee Chairs	• Audit Committee Chair	$10,000
	• Compensation Committee Chair	$5,000
	• Nominating and Corporate Governance Committee Chair	$2,000

Cash Meeting Fees	• Per in-person Board meeting attended (payable to independent directors)	$2,000
	• Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	• Per telephonic Board meeting attended (payable to independent directors)	$750
	• Per telephonic Committee meeting attended (payable to applicable Committee members)	$750

Annual Equity Election In Lieu of Cash Fees

•   Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock

		Up to 100% of a director’s cash compensation

•   These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters; the number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2005 Plan

2011 Annual Equity Awards

•   For the calendar year 2011, each independent director received shares of restricted stock, with a grant date of February 5, 2011 (the fixed date previously selected for long-term incentive awards, as described above in this proxy statement) and which vest in three equal annual installments beginning the first anniversary of the grant date

		Shares equal to $50,000
	• The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2005 Plan.
	• These shares of restricted stock were granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan

Initial Equity Award for New Directors

•   Each new independent director appointed to the Board receives a one-time initial equity award of shares of restricted stock, with a grant date of on the date of appointment to the Board and which vest 100% on the third anniversary of their grant date

		5,000 shares of restricted stock

•   These shares of restricted stock are granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan or any applicable future equity compensation plan that may be adopted by the company

Other	• Non-management directors may also receive compensation from time to time for any service on special Board committees, site visits or other matters, as determined by the Board	As applicable
	• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its committees

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A. The Compensation Committee did not appoint any subcommittees during 2011.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation. From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters. Our director compensation is structured predominantly based upon the results of such reviews as well as the amount of time devoted to Board and committee meetings. The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In 2010, the Committee engaged Meridian as its new outside compensation consultant to assist the Committee with its evaluation and determinations for our 2011 executive compensation program. In connection with that engagement, the Committee also requested that Meridian conduct a thorough review and analysis of our compensation of non-employee directors and related policies, practices and trends. Meridian was engaged by and reported directly to the Committee, using information provided by management and gathered from proxy statements, other public information and proprietary surveys. In January 2011, the Committee made its 2011 annual non-employee director compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors. No material changes were made from the 2010 compensation program. The Committee did not engage an outside consulting firm during 2011 for the Committee’s 2012 director compensation determinations, and has not yet determined whether it will engage an outside consulting firm during 2012 for the Committee’s 2013 director compensation determinations.

The Board believes this overall compensation level is appropriate to attract and retain highly qualified board candidates.

Director Stock Ownership Guidelines

Under our Corporate Governance Principles adopted by the Board in response to the Meridian report and market practices, the Board amended the Corporate Governance Principles to increase the ownership guidelines to three times the annual cash retainer (or $135,000). Employee directors are subject to the stock ownership guidelines applicable to management, as described above, rather than these director stock ownership guidelines. At December 31, 2011, each of our directors was in compliance with this policy.

2011 Director Compensation for Non-Employee Directors

The following table shows 2011 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” and “Options Awards” columns below also include compensation expense amounts from awards granted in prior years.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b )	(c)	(e)	(f)
David L. Copeland	70,000	49,991	5,293	$125,284
William F. Farley	63,750 (5)	49,991	5,293	119,034
William K. Gayden	59,750 (6)	49,991	5,293	115,034
Christopher M. Harte	65,000 (6)	49,991	5,293	120,284
Houston H. Harte	—	—	—	—
Judy C. Odom	64,750	49,991	5,293	120,034
Karen A. Puckett	56,750	49,991	6,893	113,634

(1)	Fees were paid in cash, unless otherwise designated.
(2)	These reflect the full grant date fair value of the 2011 awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K.
(3)	Each of the independent directors was granted 4,061 shares of restricted stock in 2011 with grant date fair values, computed in accordance with FASB ASC Topic 718, of $49,991. Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant.
(4)	Reflects the amount of dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the directors.
(5)	Fees totaling $31,875 were paid in cash and the remaining $31,875 of fees were paid in the form of company stock at the director’s election.
(6)	All fees were paid in the form of company stock at the director’s election.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2011.

Name	Number of Outstanding Shares of Restricted Stock (#)	Number of Outstanding Stock Options (#)	Total (#)
David L. Copeland	19,684	13,400	33,084
William F. Farley	19,684	13,400	33,084
William K. Gayden	19,684	13,400	33,084
Christopher M. Harte	19,684	13,400	33,084
Houston H. Harte	—	—	—
Judy C. Odom	19,684	13,400	33,084
Karen A. Puckett	21,450	—	21,540

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing. “Committee”, within this Report of the Audit Committee, means the Audit Committee.

The Audit Committee is comprised of three directors. The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act. The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent auditors. The Board has determined that Messrs. Copeland and Farley qualify as audit committee financial experts under applicable federal securities laws.

The Committee acts under a written charter which focuses the Committee primarily on oversight of:

•	The integrity of the company’s financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	The qualifications and performance of the company’s independent auditors;

•	The performance of the company’s internal audit function; and

•	The company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the company’s independent auditors or management, nor can the Committee certify that the company’s auditors are independent under applicable federal securities laws and NYSE rules.

The Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent auditors, the company’s internal auditors and appropriate company financial personnel. The Committee also meets privately with the company’s independent auditors, KPMG LLP (“KPMG”), and the company’s internal auditors. The company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with the Committee upon request.

In addition, the Committee reviews the company’s financial statements and reports its recommendations to the full Board for approval and to authorize action. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and on representations of the company’s independent auditors included in their report on the company’s financial statements. The Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the company’s financial statements are presented in accordance with GAAP. Likewise, the Committee’s considerations and discussions with management and the independent auditors do not assure that the audit of the company’s financial statements has been performed in accordance with U.S. generally accepted auditing standards, or that the company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting. The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting. The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Committee held eight meetings during 2011. The meetings followed agendas and procedures that, among other things, facilitated and encouraged communication among the Committee, management, the internal auditors and KPMG. The Committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. In addition, the Committee reviewed the audited consolidated financial statements for the 2011 fiscal year and met and held discussions with management and the company’s independent auditors to discuss those financial statements and the audit related thereto.

The Committee reviewed and discussed (1) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (2) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (3) the audited consolidated financial statements for the fiscal year ended December 31, 2011 with management, the internal auditors and KPMG, and (4) with management, the internal auditors and KPMG management’s annual report on the company’s internal control over financial reporting and KPMG’s audit report.

The Committee discussed with management, the internal auditors and KPMG the processes supporting certifications by the company’s CEO and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC. In addition, the Committee discussed with management, the internal auditors and KPMG the processes supporting management’s annual report on the company’s internal controls over financial reporting. The Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls.

The Committee discussed with KPMG matters that independent accounting firms must discuss with audit committees. The Committee’s discussions included U.S. generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

KPMG provided to the Committee the written disclosures and the letter provided by applicable requirements of the PCAOB and represented that it is independent from the company. The Committee discussed with KPMG its independence from the company. When considering KPMG’s independence, the Committee reviewed the services KPMG provided to the company that were not in connection with its audit of the company’s consolidated financial statements. These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG. In addition, when considering KPMG’s independence, the Committee considered any fees received by the company from KPMG.

Based on these activities, the Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the company’s Annual Report on Form 10-K. The Committee also has selected KPMG as the company’s independent auditors for the fiscal year ending December 31, 2012.

Audit Committee
David L. Copeland, Chairman
William F. Farley
Christopher M. Harte

Independent Auditors

Representatives of KPMG LLP, who were our independent auditors for the year 2011, are expected to be present at the 2012 annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. KPMG has been selected as the company’s independent auditors for the fiscal year ended December 31, 2012.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by KPMG or fees payable for professional services in or related to 2010 and 2011.

	2010	2011
Audit Fees (1)	$750,000	$765,000
Audit Related Fees (2)	63,013	63,217
Tax Fees (3)	28,591	58,988
All Other Fees	—	—

Total	$841,604	$887,205

(1)	Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)	Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2010 and 2011.

(3)	Fees relating to state, federal and international tax matters.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee pre-approves permitted non-audit services to be performed for Harte-Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class I Directors

The current number of members of our Board is eight. Our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the annual meeting of stockholders. The current term of our Class I directors will expire at the 2012 annual meeting. The Class I directors elected in 2012 will serve for a term of three years, which expires at the annual meeting of stockholders in 2015 or when their successors are duly elected and qualified.

The nominees for Class I directors are (1) David L. Copeland and (2) Christopher M. Harte, each of whom is a current member of our Board. Each nominee has indicated his willingness to serve as a member of the Board if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his full term, the Board may by resolution provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” We believe that our directors and officers intend to vote their shares FOR each of the Class I director nominees.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the Class I director nominees named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected KPMG LLP as Harte-Hanks’ independent auditors to audit our consolidated financial statements for fiscal 2012 and to render other services required of them. The Board is submitting the appointment of KPMG LLP for ratification at the annual stockholders meeting. Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for ratification by stockholders is not legally required. However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain KPMG LLP.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as Harte-Hanks’ independent auditors for fiscal 2012. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2013 annual meeting must be received by us at our principal executive offices on or before December 15, 2013. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our bylaws.

Under our bylaws, stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2013 annual meeting must be received at our principal executive offices no earlier than January 23, 2013 and no later than February 22, 2013. Such proposals when submitted must be in full compliance with applicable law and our bylaws.

HARTE-HANKS, INC.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

8:30 a.m., Central Time, Wednesday, May 23, 2012

DoubleTree Hotel, 37 NE Loop 410

San Antonio, Texas 78216

The undersigned stockholder of Harte-Hanks, Inc. (the “Company”) hereby revokes any proxy or proxies previously granted and appoints Douglas C. Shepard and Jessica M. Huff or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournments(s) or postponements(s) thereof.

The undersigned acknowledges receipt of the Harte-Hanks, Inc. Notice of Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY WITHOUT MARKING ITEM 1 OR ITEM 2 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” PROPOSALS 1 AND 2. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be voted on reverse side)

t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 23, 2012. The Proxy Statement and our 2011 Annual

Report on Form 10-K are available at: www.proxyease.com/hhs/2012

Annual Meeting Proxy Card

A. Proposals – Our Board has recommended FOR all nominees and proposal 2.

1. To elect two Class I directors, each for a

FOR WITHHOLD

three-year term:

01 – David L. Copeland

02 – Christopher M. Harte

Using a black ink pen, mark your votes with an X as shown in

x this example. Please do not write outside the designated areas.

FOR AGAINST ABSTAIN

2. To ratify the appointment of KPMG LLP as Harte Hanks’

independent registered public accounting firm for

fiscal year 2012.

3. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponment thereof.

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date:

Signature 1

Signature 2

CONTROL NUMBER

t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.proxyease.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.